SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Trian Fund Management, L.P. (“Trian”) posted the following third party commentary to www.RevitalizePG.com in relation to Trian’s investment in The Procter &Gamble Company:

Media & Analysts

Media and research analysts have voiced support for Trian’s efforts to revitalize P&G.

 “They can take all those fees and save them and put this man on the Board who’s done more homework than anyone else – and he’ll give you this homework for free! Memo to Procter & Gamble: Peltz is cheaper than all of those advisors and knows the space.”
Jim Cramer

“Peltz and Trian have an admirable track record. It’s hard to see his board presence, especially given his avoidance of short-term methods, as a negative.”
Vito J. Racanelli

“P&G needs a shakeup because it’s badly lagging its rivals, both in shareholder returns, and performance of its products.”
Shawn Tully

“Such an array of bigwigs [on a Board] might pass muster if [P&G] were cranking out superlative growth. But its stock’s 10-year return has underperformed other consumer companies like Clorox, Colgate-Palmolive, and Kimberly-Clark, as well as the S&P 500 as a whole.”
Lauren Silva Laughlin

“This isn’t about a complete change in the board. It’s just a vote to add one additional member who is not happy with things the way they are.”
Adam Hartung

“For all P&G’s talk of execution, its long-term returns have been disappointing. Even amid the company’s largely positive quarterly earnings report in July, there were some troubling sales trends for its baby, oral-care and Gillette razor brands as competition ratchets up. The company itself seems to know all this or why else would it have undertaken its own remodeling efforts? All P&G achieves with this defiant tone is to prove Peltz’s point that it’s resistant to outside perspective.”
Brooke Sutherland

“We are inclined to agree with Trian here that more consideration be given to external candidates and that if the system is set up for them to fail, maybe there’s a problem with the system itself. We think back to our personal experience with PG in prior roles where employees seemed to place undue significance on their tenure, to the point that they would introduce themselves by name and number of years with the company. We think this also hampered accountability, since it seemed that time was the only measure of success, particularly given how quickly employees rotated through assignments.”
Ali Dibadj

“Management tried […] to say that innovation was just fine at P&G. But what it cited were line extensions like Tide PODs, GAIN Flings, Pampers Pants, and Oral B power toothbrush. None of these are great new innovations launching significant sales. None are new product platforms for high growth. Rather they are typical sustaining innovations applied to brands that are long in the tooth.”
Adam Hartung

“Why are [P&G’s] compensation targets tied to 2.8% organic sales growth through 2019 when the company sees its markets growing by 3% to 3.5%? Also, P&G does seem to have missed some opportunities to invest in new products or digital expertise with takeovers of startup consumer companies. And if it’s true that P&G CEO David Taylor told Peltz that ‘we cannot bring in outside people at too senior a level or they will fail,’ that hardly seems like the ideal corporate culture.”
Brooke Sutherland

“We find it hard to disagree with the points Trian has set forth.”
Lauren R. Lieberman

“More pressure on the slow-to-adapt culture at P&G is better. We believe P&G can do much better than it is doing and its employees, investors, and alumni deserve that.”
Ali Dibadj

“In our view, [Trian’s suggested] reorganization would allow the company to respond faster to changes within individual markets by making the organization more nimble. This organizational structure would also likely better align incentives and facilitate faster and better decision making.”
Andrea Teixeira, CFA

“Trian has entered into a consulting agreement with Clayton Daley […] This should be of help given Daley’s wealth of experience in the industry and knowledge of the company. We think very highly of Mr. Daley, both professionally and personally, and believe he is a key addition to the team.”
Kevin Grundy, CPA

“Although P&G has benefited from dumping unprofitable products, it hasn’t used those savings to launch successful new ones. It needs a director who’s expert at steering those investments where the payoffs are biggest. […] The colossus of Cincinnati needs fresh thinking to stop the incredible shrink.”
Shawn Tully

“Mr. Peltz is making a good point, that leadership at P&G really has forgotten what good, long-term profit producing innovation is, while succumbing to the strategy of selling major business units (reducing revenue) then using the money to buy back shares rather than investing in future growth.”
Adam Hartung

“From a cost savings standpoint, without question we have been disappointed in the lack of flow through of cost savings to earnings growth. Yes, unfavorable currency reduced the $10 bn in realized cost savings over the past five years to just $3 bn, but of that remaining $3 bn, we don’t think it’s unfair to question the benefit of re-investing those savings, particularly as sales and earnings growth have only decelerated over this time frame.”
Lauren R. Lieberman

“Procter & Gamble’s rejection of Nelson Peltz’s push to become a director unwittingly shines a light on the company’s own board of entrenchment.”
Lauren Silva Laughlin

“Peltz’s track record shows that he has the expertise in brand management, cost discipline, and capital allocation required to help P&G end its recent run of underperformance.”
David Trainer

“Peltz advocates what P&G sorely needs: a growth strategy. […] Peltz has broad experience in consumer products from his successful campaigns at Snapple, Heinz, and Cadbury.”
Shawn Tully

“We continue to believe [Trian’s] involvement raises the execution bar at P&G, which is supportive of a higher multiple […] Mr. Peltz has a long and well respected history in consumer staples including successful activist campaigns at Heinz, Cadbury/DPS, and Kraft.”
Kevin Grundy, CPA

“Mr. Peltz’s demand for one board seat is modest. His credibility, by activism standards, is respectable.”
Financial Times Lex Team

“Given Procter’s myriad challenges, shareholders would be silly to pass on [Nelson’s] assistance.”
Lauren Silva Laughlin

“Activists often get a bad reputation for going after short-term results, and Trian does indeed take a longer-term approach than most people appreciate.”
Andrew Ross Sorkin

“It is fair to ask just how much information board members can adequately process without compromising their ability to make appropriate decisions on behalf of the shareholders they are charged to represent. In this deluge of information, from time to time critical issues may be missed and important questions may not be raised […] When [Trian’s] board representative walks into the board meeting, he or she is armed with a package that has been dissected in excruciating detail, ready to ask management the analytical questions that may not be evident to other overwhelmed directors.”
Mark Rogers

“Unfortunately, P&G’s leadership has pretty much set itself up for this battle. And shareholders may have good reason to add Mr. Peltz to the board in hopes of additional change.”
Adam Hartung

“All these advisers Procter has got are going to cost them a fortune. Just add Nelson. Nelson is a classically good board member with a fantastic research team. Trian does great research. … These are people you would welcome on your board.”
Jim Cramer

“Peltz and Trian have a long track record of driving shareholder value at consumer companies (Heinz, Pepsi, Mondelez, etc).”
Dara Mohsenian, CFA

“Trian suggests moving to a geographic-led model as it gives the division owner broader operational control and enhances local decision-making. Trian believes a geographic-led model is also advantaged as it relates to the growing importance of local brands, small brands and channel divergence. We strongly agree with this thought process though think a true articulation of this vision would require a great deal of time, patience and enormous cultural change.”
Lauren R. Lieberman

“Peltz may not have all the answers to P&G’s troubles, but a fresh look on the board is warranted.”
Lauren Silva Laughlin

“But if Peltz is actually on the ballot for the next election, I’ll vote for him, and I hope PG would welcome him in.”
Marc Gerstein

“The only true way to mitigate the risk of information overload in the boardroom is to ensure open dialogue with management so that board members aren’t inundated with superfluous information. But don’t be surprised if P&G’s directors quietly breathe a sigh of relief if and when Nelson Peltz walks into their boardroom for his first meeting.”
Mark Rogers